Exhibit 10.8














                           SOFTWARE LICENSE AGREEMENT

                                     between

       INSPIRE INSURANCE SOLUTIONS, INC., debtor and debtor-in-possession

                                       and

                    ARROWHEAD GENERAL INSURANCE AGENCY, INC.

                            Dated as of May 14, 2002





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                           SOFTWARE LICENSE AGREEMENT


         THIS SOFTWARE LICENSE AGREEMENT, dated as of May 14, 2002 (the "Signing Date"), is by and between INSpire Insurance Solutions, Inc., a Texas Corporation, and debtor and debtor-in-possession ("INSpire"), and Arrowhead General Insurance Agency, Inc. a Minnesota Corporation ("Customer" or "AGIA"). INSpire and Customer are sometimes collectively referred to as the "Parties," and individually referred to as a "Party". This Software License Agreement, together with the Schedules and Exhibits referenced herein and attached hereto, are referred to as this "Agreement."

                                    RECITALS

         A. INSpire provides certain policy processing, servicing and administration services to Customer pursuant to a Policy Administration Services Agreement, dated as of December 1, 1998 by and between INSpire and Customer (the "Policy Administration Agreement").

         B. INSpire and Customer desire to terminate the Policy Administration Agreement and to concurrently enter into various new agreements, including this Agreement, which will collectively establish a new business relationship between the Parties.

         C. On February 15, 2002, Inspire voluntarily filed a petition for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the "Bankruptcy Court"), which is administered under Case No. 02-41228-DML (the "Bankruptcy Case").

         D. INSpire and Customer further desire that this Agreement, as well as the other agreements referenced in it, shall only be effective and binding on them if (1) all of such agreements are approved by a final order of the Bankruptcy Court acceptable in form and substance to Customer, and (2) INSpire's rejection of the Policy Administration Agreement is approved by a final order of the Bankruptcy Court acceptable in form and substance to Customer.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the promises and the mutual agreements, covenants, representations and warranties set forth in this Agreement and for other good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                    LICENSE; LICENSING FEE; OTHER AGREEMENTS

         Section 1.1 Grant of License. Effective on the later of the Signing Date or the date when this Agreement is approved by the Bankruptcy Court as provided for herein (the "Effective Date"), INSpire grants to Customer, its affiliates and subsidiaries, and Customer accepts, subject to all terms and

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conditions of this Agreement,  a non-exclusive,  fully paid (upon receipt of the fees due hereunder) non-transferable, perpetual (unless earlier terminated in accordance with Section 6.1) license to receive and install those software programs and systems more fully described in Schedule 1.1 to this Agreement (the "System") and to use, develop, maintain, support, modify and execute the System for the purpose of processing Customer's data, information, files, claims and policies, all as more fully described in this Agreement (the "License"). Notwithstanding the foregoing, and except for APPS, CARS and the Legacy System (as defined below), Customer shall have no right to receive copies of or modify the source code of the System prior to the release of the Deposit Materials for a Release Event under the Comprehensive Preferred Escrow Agreement, all as defined in Section 2.1(b), or until expiration of the PSA (as defined below) on December 31, 2008. INSpire shall deliver the System (object code version only, except for APPS, CARS and the Legacy System for which the source code version will also be delivered) to Customer, including all related documentation and information available in print and electronic form and necessary to operate and utilize the System, on a date to be mutually agreed to by the Parties, but within 5 days after the Signing Date (the "Delivery Date") as provided for below. INSpire shall offer Customer any object code versions of the System software and/or related documentation issued by INSpire from time to time to its
customers  pursuant  to  fee-paid  standard   maintenance,   including  patches,
maintenance releases and/or error corrections, and new releases (collectively "Upgrades"), at no additional cost to Customer until December 31, 2008. Customer will bear the costs of implementing such Upgrades that it should wish to integrate into the System.

         Section 1.2 Licensing Fee. In return for the License and upon delivery of the System to Customer, Customer will pay to INSpire a one-time licensing fee of $1,500,000 payable in 12 equal monthly installments (the "Licensing Fee"). The first installment payment of the Licensing Fee is due at the end of the 1st full calendar month after the Effective Date of this Agreement and thereafter each payment will be due by the 10th of the following month. (See Schedule 1.2 attached.)

         Section 1.3 Systems Maintenance. All System maintenance services performed by Inspire for Customer will be subject to a separate Professional
Services Agreement ("PSA") between INSpire and Customer to be executed concurrently with this Agreement.

         Section 1.4 Risk of Loss. Upon delivery of the System to Customer, the risk of loss, damage or destruction shall be borne by Customer. In the event of such loss, damage or destruction, INSpire agrees to furnish replacement materials at reasonable replacement costs, but in no event will INSpire be liable for the loss or replacement of Customer's data used with the System or any other cost, expense, damage or loss incurred by Customer.

         Section 1.5 Taxes. Inspire shall pay any and all sales, excise, use, value-added or other similar taxes or duties levied or based on payments made pursuant to this Agreement.

         Section 1.6       Payment.

                  (a) Interest on Past Due Payments. Any sum due INSpire pursuant to this Agreement that is not paid by the date on which payment is due shall bear interest from that date until the date such sum is paid at the lesser of 1.5% per month or the maximum rate of interest allowed by applicable law.

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Customer will also pay INSpire for any reasonable expenses, including attorneys'
fees, incurred by INSpire in the collection of any amounts due and payable under this Agreement.

                  (b) Electronic Funds Transfer. INSpire will provide Customer bank routing information. All payments are to be via Electronic Funds Transfer
(EFT), unless otherwise agreed to in writing by the parties, to the account specified in writing by INSpire.

                  (c) Payment of Undisputed Amounts. In the event that there is an amount in dispute, Customer is still obligated to pay all undisputed amounts on all invoices.

         Section 1.7 Policy Processing and Administration Agreement; Sublease of
Premises;   Professional   Services   Agreement;   Asset   Purchase   Agreement,
Comprehensive Preferred Escrow Agreement, and Claims Administration Agreement.

                  (a) Policy Processing and Administration Agreement. Concurrent with the execution of this Agreement, and as a condition to it, Customer and INSpire will enter into a separate Policy Processing and Administration
Agreement by which INSpire will provide certain policy processing and administration services to Customer.

                  (b) Sublease of Premises. Concurrent with the execution of this Agreement, and as a condition to it, Customer and INSpire will enter into a separate Sublease by which INSpire shall sublease office premises located at 6055 Lusk Boulevard, San Diego, California, to Customer.

                  (c) Professional Services Agreement. Concurrent with the execution of this Agreement, and as a condition to it, Customer and INSpire will enter into separate Professional Services Agreement by which Inspire will provide certain professional services to Customer.

                  (d) Asset Purchase Agreement. Concurrent with the execution of this Agreement, and as a condition to it, Customer and INSpire will enter into a separate Asset Purchase Agreement by which INSpire will sell certain assets to Customer and Customer will purchase such assets from INSpire.

                  (e) Comprehensive Preferred Escrow Agreement. Concurrent with the execution of this Agreement, and as a condition to it, Customer and INSpire will enter into separate Comprehensive Preferred Escrow Agreement by which Inspire will maintain in escrow a copy of the object code and source code for the latest version of INSpire's software incorporated in the System in use by Customer ("Deposit Materials").

                  (f) Claims Administration Agreement. Concurrent with the execution of this Agreement, and as a condition of it, Arrowhead Claims Management, Inc., INSpire and INSpire Claims Management, Inc. will enter into a separate Claims Administration Agreement by which INSpire and INSpire Claims Management, Inc. will provide certain claims administration services to Arrowhead Claims Management, Inc.

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                                   ARTICLE II
                 SYSTEM DELIVERY; ESCROW; TRAINING; PERFORMANCE

         Section 2.1 System Delivery. Prior to delivery of the System to Customer, INSpire will provide Customer with INSide Out Base 6.5 documentation and the documentation of all completed Spot modifications made to INSide Out Base 6.5 that are part of Customer's System. INSpire and Customer have agreed that INSpire will make certain corrections and improvements to the System within one year after the Effective Date of this Agreement (the "Spot Report Items"). The Spot Report Items are set forth on Schedule 2.1. INSpire shall deliver each Spot Report Item into production as part of the System pursuant to specific work orders agreed upon in advance by the Parties and set forth in Appendix A (the "Work Orders") and by the implementation date set forth thereon (the
"Implementation Date"). Customer will test the Spot Report Items delivered by INSpire pursuant to each Work Order in accordance with a mutually agreeable test plan and test cases to ensure that they meet the specification set forth on the Work Order (the "Acceptance Testing"). INSpire will deliver at least 20 of the 22 "Group I" Spot Report Items within ninety (90) days after the Signing Date. INSpire will deliver at least 37 of the 40 "Group II" Spot Report Items within one-hundred eighty (180) days after the Signing Date. INSpire will deliver at least 65 of the 69 "Group III" Spot Report Items within one (1) year after the Signing Date. In the event Spot Report Items are amended so that the Implementation Date is beyond the timeline called for by this Section, INSpire will deliver 90% of the Spot Report Items remaining within each Group by their respective Implementation Dates. Spot Report Items included as "Current Programs Rollout Schedule" on Schedule 2.1 will be delivered within a mutually agreed upon timeframe after the Signing Date. Customer shall be entitled to receive a penalty payment from INSpire equal to the lesser of $5,000 or the cost of completing the Spot Report Item (which shall be calculated by multiplying the number of hours required to complete the Spot Report Item by $115) for each Spot Report Item that is not delivered for Acceptance Testing by the Implementation Date set forth on the respective Work Orders only in the event that the overall standard set forth above for "Group I", "Group II" and "Group III" Spot Report Items is not met by INSpire (the "Penalty"). Penalty payments by INSpire shall not in the aggregate exceed 15% of the License Fee. Such Penalty Payments will not in any way limit, restrict or relieve any Party of liability for any breach of this Agreement. Customer may offset, upon thirty (30) days prior written notice to INSpire, the Penalty payments owed by INSpire against the Licensing Fees payable by Customer to INSpire. Such Penalty shall not apply to the extent that INSpire's failure to timely deliver a Spot Report Item is attributable to Customer's failure to perform its obligations under the relevant Work Order or any amendment thereto.

                  (a) Computer Hardware. Customer may install the System on any computer hardware that meets the minimum requirements specified in Schedule 2.1(a).

                  (b) Escrow of Source Code. Concurrent with the execution of this Agreement, INSpire and Customer shall enter into a Comprehensive Preferred Escrow Agreement (the "Escrow Agreement"), in the form attached hereto as Exhibit A, at Customer's sole cost and expense, for the escrowing of the Deposit Materials, along with any necessary existing documentation and information for the same. Pursuant to the Escrow Agreement, within 60 days of the material modification to the source code embodied in the Deposit Materials but in no

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event less than once per calendar quarter,  INSpire shall place the most current version of the Deposit Materials in escrow. In the event of an uncured breach of this Agreement or the PSA by INSpire or INSpire's bankruptcy or business failure other than the Bankruptcy Case, or the Bankruptcy Case is converted to a case under Chapter 7 of the Bankruptcy Code, or the expiration of the PSA on December 31, 2008 or such earlier termination of the PSA that does not involve an uncured breach by Customer, Customer may request release of the Deposit Materials, as provided for in the Escrow Agreement (the "Release Event"). Upon release of the Deposit Materials to Customer, Customer shall be entitled to install and use the Deposit Materials in order to develop, maintain, modify, support and/or execute the System as provided in this License Agreement.

                  (c) Multiple Copies. Customer may make more than one copy of each software program delivered to it under this Agreement for non-productive backup and testing purposes, provided that any and all proprietary and copyright notices of INSpire are included thereon.

         Section 2.2 Customer Training. INSpire shall provide training as requested by Customer, using resources provided under the Professional Services Agreement.

         Section 2.3 Warranty Period. For six months following the Effective Date of this Agreement (the "Warranty Period"), INSpire will correct each System Failure, which are defined as a failure causing the System to be down, which precludes Customer from successful operation of either the total System or an application or component critical to operation and which requires immediate attention (for example, abnormal terminations or data integrity problems) ("System Failure"). In the event of a System Failure during the Warranty Period, the following procedure shall be adhered to by INSpire and Customer:

                  (a) Customer shall notify INSpire promptly following discovery of the System Failure.

                  (b) Customer shall, upon request of INSpire, submit to INSpire a list of output and any other data that INSpire may require in order to reproduce any such error and the operating conditions under which the System Failure occurred or was discovered and that which may further support INSpire in its attempts to address and correct the System Failure. INSpire will respond within four hours of receiving notification of the System Failure and shall not substantially interrupt its response until the System Failure is corrected.

                  (c) INSpire shall provide telephone services to correct the System Failure. If the System Failure persists for more than one business day, INSpire shall provide on-site support the following day to correct the System Failure.

                  (d) If the System Failure is solely due to or arises from an act or omission of Customer, Customer agrees to pay for the services rendered in analyzing and correcting the System Failure at a Hourly Rate of $115 per hour, plus reasonable incurred travel expenses. Customer's failure must be clear, as it relates to the System documentation furnished by INSpire. If INSpire believes that a System Failure is due to or arises solely from an act or omission on the

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part  of  Customer,   INSpire  must  notify   Customer  and  receive  a  written
acknowledgment of receipt of notice from Customer. If the System Failure is solely due to or arises from an act or omission on the part of INSpire, Customer will not be charged to correct the System Failure. If a System Failure is due to or arises from an INSpire failure and that System Failure persists uncorrected for more than three (3) business days, INSpire will credit Customer $10,000 for each day thereafter until the System Failure is corrected. Customer may offset, after thirty days prior written notice to INSpire, the Service Level Penalties owed by INSpire against the Services Fees payable by Customer to INSpire. In the event that INSpire Claims believes that Service Level Penalties have been improperly offset by Customer, INSpire shall have full recourse to all remedies provided for in Article IX of this Agreement.


                                   ARTICLE III
                             LIMITATIONS OF LICENSE

         Section 3.1 Purpose and Limitation of License. The license granted pursuant to this Agreement is limited to use of the System solely in Customer's business operations to process and administer policies, claims and data of its affiliates and its subsidiaries, its customers and its insurers. Customer may use the System at any location and on any network. The Parties further agree that Customer's agents, customers, and representatives will have the right and capability to interact with the System by using the System's online or remote access capabilities for inquiry and input. If Customer chooses to use a third party to process and administer its business, that third party will also have the right to use the System solely for the purpose of processing and administer Customer's policies, claims and data pursuant to this Agreement, provided the third party agrees in writing to be bound by the terms and conditions of this Agreement prior to disclosure or access to the System.

         Section 3.2 Work Product. Customer acknowledges that INSpire retains ownership of the System and all the components thereof, and any development, enhancement or modification made by it thereto, and all intellectual property rights therein, subject to the license granted by this Agreement. Notwithstanding the foregoing, INSpire agrees that any customization of the System made by INSpire solely for the benefit of Customer will be the sole property of Customer only if the words "Proprietary Product of Arrowhead" are identified in the relevant Work Order ("Customer Proprietary Product"). INSpire may independently develop similar functionality as long as no members of the team that developed the Customer Proprietary Product for the Customer develop the similar functionality. INSpire will only be prohibited from developing similar functionality if the words "Exclusive Intellectual Property" are included in the relevant Work Order. In no case will INSpire be prohibited from developing similar functionality after 24 months subsequent to the delivery of the Work Order to the Customer. INSpire may at its sole discretion elect not to perform the Services relative to Work Orders that contain the words "Exclusive Intellectual Property."

         Section 3.3 Non-Exclusivity. The rights granted under the terms of this Agreement are non-exclusive. No provision of this Agreement is meant to preclude the sale, distribution or license of the System by INSpire to any other party for sale as a stand-alone product, or in combination with any other product.

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                                   ARTICLE IV
                              WARRANTIES BY INSPIRE

         Section 4.1 Warranties by INSpire. INSpire warrants and represents that: (a) it is the owner of the System and may lawfully grant the license to the System; (b) to INSpire's actual knowledge, the System nor the use thereof within the scope of the license, infringes or misappropriates a U.S. patent, trademark, copyright or trade secret of any person or entity who has not consented to the granting of the license; (c) for a period of one hundred eighty
(180) days from the Signing Date, INSpire will correct each System Failure; (d) the System does not contain any virus, time bomb mechanism or other software or code that can disable or adversely affect the System or destroy any data or other software; and (e) the System is Year 2000 compliant per INSpire's Year 2000 policy statement.

         Section 4.2 Notification by Parties. INSpire agrees to promptly inform Customer in writing should it become aware of any claim by a third party that the System infringes or misappropriates a U.S. patent, trademark, copyright or trade secret of that third party. Customer agrees to promptly inform INSpire in writing should it become aware of any claim by a third party that the System directly infringes or misappropriates a U.S. patent, trademark, copyright or a trade secret of that third party ("Infringement Claim"). INSpire agrees to defend, indemnify and hold Customer harmless from any Infringement Claim brought against Customer by a third party, and INSpire agrees to pay all costs and damages finally awarded against Customer or paid by Customer in settlement of such Infringement Claim. As a condition precedent to such payment, Customer agrees to cooperate with said defense by complying with INSpire's reasonable instructions and requests to Customer in connection with said defense. INSpire may, at its sole discretion and expense, procure for Customer the right to continued use of the System or modify the System so that it is non-infringing and of at least equivalent performance and functionality as provided for in the specifications to this Agreement, or provide functionality equivalent replacement products. INSpire's defense and indemnification obligations hereunder shall not apply if an Infringement Claim arises as a result of: (a) compliance with Customer's designs, specifications or instructions, or incorporation of technology provided to INSpire by Customer; (b) the use of the equipment or software, or any portion thereof, in an infringing combination with goods, equipment, system, software or data not supplied by INSpire; or (c) the use of an infringing version of the equipment or software if such infringement could be avoided by the use of a different version made available to Customer by INSpire.

                                    ARTICLE V
                            CONFIDENTIAL INFORMATION

         Section 5.1       Confidential Information of the Parties:

                  (a)  Customer   acknowledges  that  the  System  and  all  the
components thereof, including, without limitation, documentation, user interfaces and all material provided by INSpire under this Agreement, regardless of the form of manifestation thereof (the "Confidential Information") are confidential and commercially valuable products, information, trade secrets and know-how of INSpire. INSpire acknowledges that Customer will disclose to it,

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during  the  course of this  Agreement,  certain  confidential  and  proprietary information of the Customer designated as confidential, which shall also be deemed to be Confidential Information.

                  (b) The term "Confidential Information" does not include: (i) information which is or becomes generally available to the public other than as a result of any unauthorized disclosure or any wrongful acts of the receiving Party; (ii) information which is independently developed by the receiving Party without the use of or reference to Confidential Information of the disclosing Party; (iii) information which is rightfully received from a third party whose disclosure does not violate any confidentiality obligation or breach of any agreement; or (iv) information which is approved for release by the disclosing Party in writing signed by the disclosing Party specifying the information to be released.

                  (c)  All  Confidential   Information  will  be  kept  strictly
confidential by the receiving Party and the receiving Party will restrict disclosure of Confidential Information to only those employees, agents and advisors of the receiving Party who have a need to know such information for the purpose of performing the System Acceptance Testing or other purposes directly related to this Agreement, and in no event shall Customer provide access to Confidential Information to or disclose Confidential Information to any third party consultant or service provider. The receiving Party also agrees to exercise at least the same degree of care with respect to the Confidential Information as it exercises with respect to its own data, records, information, material and provisions that it deems to be Confidential in nature.

                  (d) Representatives of the receiving Party will be informed by the receiving Party of the confidential nature of the Confidential Information and the covenant of confidentiality by the receiving Party hereunder, and they will be directed by the receiving Party to treat such information confidentially. Before any disclosure or dissemination of any Confidential Information subject to this Agreement is made to any person, other than an officer or director of the receiving Party or its counsel or independent accountant, the receiving Party will ensure that the person to whom such disclosure is made is aware of, and will abide by, the obligations and restrictions set forth in this Section.

                  (e) In the event the receiving Party or its representatives are requested or required in a judicial, administrative or governmental proceeding to disclose any Confidential Information, the receiving Party will cooperate with the disclosing Party and provide it with prompt notice of any such request so that the disclosing Party may seek an appropriate protective order or waive the receiving Party's compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the receiving Party or its representatives are nonetheless, in the opinion of the receiving Party's attorneys, legally required to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other penalty, the receiving Party may disclose such information to such tribunal without liability hereunder, provided that the receiving Party complies with the notice provisions of this subsection.

                  (f) Upon the termination of this Agreement, the receiving Party will promptly, and in any event upon request by the disclosing Party, deliver to the disclosing Party all Confidential Information, including all written and electronically stored copies. Neither the disclosing Party nor its Representatives will retain any copies, extracts or other reproductions, in

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whole or in part, of such Confidential  Information.  At the disclosing  Party's request, all documents, memoranda, notes and other writings prepared by the receiving Party or its representatives based on the information in the Confidential Information, or which quote from or summarize any Confidential Information, will be destroyed as soon as reasonably practicable, and such destruction will be certified in writing to the disclosing Party by an authorized officer of the receiving Party supervising such destruction.

                  (g) Each Party acknowledges that a breach of the covenant of confidentiality contained in this Agreement will result in irreparable and continuing damage to the disclosing Party for which there will be no adequate remedy at law. In the event of any breach of this Article 5, the receiving Party agrees that the disclosing Party will be entitled to seek and obtain specific performance of this Article 5 by the receiving Party, including, upon making the requisite showing that it is entitled thereto, provisional injunctive relief restraining the receiving Party from committing such breach, in addition to such other and further relief, including monetary damages, as provided by law.

                  (h) The parties expressly agree that the termination of this Agreement or the return of any Confidential Information will not terminate their obligations under this Article 5.

                                   ARTICLE VI
                       TRADE SECRET AND PROPRIETARY RIGHTS

         Section 6.1 No Rights to Transfer or Resell System. Notwithstanding this License to use INSpire's System, this Agreement grants to Customer no right to resell any of the computer software programs that constitute a component of INSpire's System or its specifications. Customer may not mortgage, hypothecate, sell, assign, pledge, lease, transfer, license or sublicense any of INSpire's System, nor allow any other person or entity to transmit, copy or reproduce any such System.

         Section 6.2 Nondisclosure. Other than Customer's, its affiliates and subsidiaries, their directors, officers, employees, agents, authorized representatives and subcontractors who need access to computer software programs for the performance of their duties, Customer covenants and agrees not to disclose or otherwise make available to any person any computer software programs of INSpire. Customer agrees to take all reasonable steps necessary to obligate each disclosed party who is given access to such computer software programs to a level of care sufficient to protect the computer software programs from unauthorized use, dissemination or disclosure.

         Section 6.3    Survival.  THE  OBLIGATIONS  OF THE  PARTIES  UNDER THIS
ARTICLE VI AND ARTICLE V WILL CONTINUE AFTER THIS AGREEMENT EXPIRES OR IS TERMINATED.

                                   ARTICLE VII
                                   TERMINATION

         Section 7.1 Termination of Agreement. This Agreement may be terminated only by the non-breaching Party upon a breach by the other Party of its duties or obligations under this Agreement; provided, however, that (a) such breach remains substantially uncured within 30 days after written notice specifying such breach is received by the breaching Party, or (b) with respect to a breach that cannot be reasonably cured within a 30 day period, should the defaulting party fail to proceed within 30 days after written notice specifying the breach to commence curing the default and thereafter fail to proceed with all reasonable diligence to cure substantially the default.

         Section 7.2 No Limitation. Such expiration or termination will not in any way limit, restrict or relieve any Party of liability for any breach of this Agreement.

         Section 7.3 Effect of Termination. If this Agreement is terminated for other than Customer's breach, the rights and licenses granted to Customer pursuant to this Agreement, but only as they pertain to those components of the System retained by Customer as to which Customer has paid the corresponding portion of the fees due hereunder, shall continue for so long as Customer operates the System. Any provisions which by their very nature are intended to survive expiration or termination of this Agreement shall survive.

                                  ARTICLE VIII
                      REMEDIES AND LIMITATION OF LIABILITY

         Section 8.1       Indemnification of the Parties.

                  (a) Indemnification by Customer. To the fullest extent permitted by law, Customer shall, at its own expense, defend and indemnify INSpire and its directors, officers, employees, agents, successors and assigns and otherwise hold them harmless from and against any and all claims, demands, suits, causes of action, liabilities, costs, expenses and damages that arise from, result in or are claimed to result in whole or in part from any third-party action or allegation that would constitute a breach of any of Customer's obligations, representations or warranties set forth in this Agreement, or any negligent or willful act or omission, including, without limitation, any act or omission that results in any bodily injury, including death, or damage to tangible property, of Customer or from any violation by Customer of any application, law, statute or ordinance or any applicable governmental administrative order, including, without limitation, any ban or regulation pertaining to the export of the System, or otherwise arise from or connected with any services performed by any third party regardless whether authorized by, or consented to by, INSpire.

                  (b) Indemnification by INSpire. To the fullest extent permitted by law, INSpire shall, at its own expense, defend and indemnify Customer and its directors, officers, employees, agents, successors and assigns and otherwise hold them harmless from and against any and all claims, demands, suits, causes of action, liabilities, costs, expenses and damages that arise from, result in or are claimed to result in whole or in part from any third-party action or allegation that would constitute a breach of any of

INSpire's obligations, representations or warranties set forth in this Agreement, or any negligent or willful act or omission, including, without limitation, any act or omission that results in any bodily injury, including death, or damage to tangible property, of INSpire or from any violation by INSpire of any application, law, statute or ordinance or any applicable governmental administrative order, including, without limitation, any ban or regulation pertaining to the export of the System, or otherwise arise from or connected with any services performed by any third party regardless whether authorized by, or consented to by Customer ( the "INSpire Claims").

         Section 8.2 Notice of Claim. Any award of damages or indemnification pursuant to this Agreement is conditioned upon the Indemnitor having received full and prompt notice in writing of the Claim and the Indemnitee allowing the Indemnitor to fully direct the defense or settlement of such Claim; provided, however, that the failure to receive prompt notice relieves the Indemnitor of its obligations under this Article only if the Indemnitor is materially prejudiced by the failure to receive such notice. The Indemnitor will not be responsible for any settlement or compromise made without its consent.

         Section 8.3 Limitation Acknowledgement. Each Party expressly acknowledges that the limitations set forth in this Article VIII represent the express agreement of the Parties with respect to the allocation of risks between the Parties, including the level of risk to be associated with the performance of the obligations hereunder as related to the amount of the payments to be made to INSpire Claims for such performance, and each party fully understands and irrevocably accepts such limitations

         Section 8.4       Disclaimer.

         (a) EXCEPT FOR THE WARRANTIES EXPRESSLY MADE IN SECTION 4.1 OF THIS AGREEMENT, INSPIRE MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, CONCERNING THE CAPABILITIES, PERFORMANCE, SPECIFICATIONS, OR CHARACTERISTICS OF THE SYSTEM OR AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE, NON-INFRINGEMENT, OR QUIET ENJOYMENT.

         (b) SUBJECT TO THE WARRANTIES OF INSPIRE SET FORTH IN SECTION 4.1, INSPIRE SHALL NOT BE LIABLE FOR ANY ERROR, OMISSION, DELAY AND LOSS RESULTING FROM ANY DATA CONVERSION ARISING FROM THE USE AND IMPLEMENTATION OF THE SYSTEM UNLESS ARISING AS A RESULT OF INSPIRE'S NEGLIGENCE. CUSTOMER IS RESPONSIBLE FOR ADOPTING REASONABLE MEASURES TO LIMIT THE IMPACT OF ANY SUCH PROBLEM, INCLUDING BACKING UP DATA, AND ADOPTING PROCEDURES TO ENSURE THE ACCURACY OF INPUT DATA, EXAMINING, AND CONFIRMING RESULTS AND ADOPTING PROCEDURES TO IDENTIFY AND CORRECT ERRORS AND OMISSIONS. INSPIRE SHALL NOT BE RESPONSIBLE FOR ANY DAMAGE, LOSS, EXPENSE, ERROR, OMISSION OR DELAY THAT MAY ARISE SOLELY FROM CUSTOMER FAILURE.

                                   ARTICLE IX
                       ARBITRATION AND EQUITABLE REMEDIES

         Section 9.1 Settlement Meeting. The Parties will attempt in good faith to resolve promptly through negotiations any dispute under this Agreement. If any such dispute should arise, the Parties, will meet at least once to attempt to resolve the matter (the "Settlement Meeting"). Any Party may request the other Parties to attend a Settlement Meeting at a mutually agreed time and place within ten days after delivery of a notice of a dispute. The occurrence of a Settlement Meeting with respect to a dispute will be a condition precedent to seeking any arbitration or judicial remedy, provided that if a Party refuses to attend a Settlement Meeting the other Parties may proceed to seek such remedy.

         Section 9.2 Arbitration Proceedings. If the Parties have not resolved a monetary dispute at the Settlement Meeting any Party may submit the matter to arbitration. A panel of three arbitrators will conduct the arbitration proceedings in accordance with the provisions of the Federal Arbitration Act (99 U.S.C. Section 1 et seq.) and the Commercial Arbitration Rules of the American Arbitration Association (the "Arbitration Rules"). The decision of a majority of the panel will be the decision of the arbitrators.

                  (a) Arbitration Notice. To submit a monetary dispute to arbitration, a Party will furnish the other Parties and the American Arbitration Association with a notice (the "Arbitration Notice") containing (i) the name and address of such Party, (ii) the nature of the monetary dispute in reasonable detail, (iii) the Party's intent to commence arbitration proceedings under this Agreement, and (iv) the other information required under the Federal Arbitration Act and the Arbitration Rules.

                  (b) Selection of Arbitrators. Within ten days after delivery of the Arbitration Notice, each Party will select one arbitrator from the list of the American Arbitration Association's National Panel of Commercial Arbitrators. Within ten days after the selection of the last of those two arbitrators, those two arbitrators will select the third arbitrator from such list. If the first two arbitrators cannot select a third arbitrator within such ten-day period, the American Arbitration Association will select such third arbitrator from the list. Each arbitrator will be an individual not subject to disqualification under Rule No. 19 of the Arbitration Rules with experience in settling complex litigation involving the insurance industry.

                  (c) Arbitration Final. The arbitration of the matters in controversy and the determination of any amount of damages or indemnification will be final and binding upon the Parties to the maximum extent permitted by law, provided that any Party may seek any equitable remedy available under Law as provided in this Agreement. This agreement to arbitrate is irrevocable.

         Section 9.3 Place of Arbitration. Any arbitration proceedings will be conducted at such neutral location outside of the States of California and Texas as the Parties may agree. The arbitrators will hold the arbitration proceedings within sixty (60) days after the selection of the third arbitrator. If a neutral location cannot be agreed by the parties, then the arbitration proceedings will be held in Albuquerque, New Mexico.

         Section 9.4 Discovery. During the period beginning with the selection of the third arbitrator and ending upon the conclusion of the arbitration proceedings, the arbitrators will have the authority to permit the Parties to conduct such discovery as the arbitrators consider appropriate.

         Section 9.5 Equitable Remedies. Notwithstanding anything else in this Agreement to the contrary, after the Settlement Meeting a Party will be entitled to seek any equitable remedies available under law. Any such equitable remedies will be in addition to any damages or indemnification rights that such Party may assert in an arbitration proceeding.

         Section 9.6 Judgments. Any arbitration award under this Agreement will be final and binding. Any court having jurisdiction may enter judgment on such arbitration award upon application of a Party.

         Section 9.7 Expenses. If any Party commences arbitration proceedings or court proceedings seeking equitable relief with respect to this Agreement, the prevailing Party in such arbitration proceedings or case may receive as part of any award or judgment reimbursement of such Party's reasonable attorneys' fees and expenses to the extent that the arbitrators or court considers appropriate.

         Section 9.8 Cost of the Arbitration. The arbitrators will assess the costs of the arbitration proceedings, including their fees, to the Parties in such proportions as the arbitrators consider reasonable under the circumstances.

         Section 9.9 Exclusivity of Remedies. To the extent permitted by law, the arbitration and judicial remedies set forth in this Article will be the exclusive remedies available to the Parties with respect to any dispute under this Agreement or claim for damages or indemnification under this Agreement.

                                    ARTICLE X
                                  MISCELLANEOUS

         Section 10.1 Amendment. No amendment of this Agreement will be effective unless in writing signed by the Parties.

         Section 10.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original agreement, but all of which will constitute one and the same agreement.

         Section 10.3 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter of this Agreement.

         Section 10.4 Expenses. Each Party will bear its own expenses with respect to the negotiation and preparation of this Agreement.

         Section 10.5 No Assignment. No Party may assign its benefits or delegate its duties under this Agreement without the prior consent of the other Party. Any attempted assignment or delegation without such prior consent will be void. Notwithstanding the foregoing, each Party may assign its rights under this Agreement to a purchaser of all the assets or equity of such Party without the other Party's consent, and any such purchaser and any subsequent purchasers of all of the assets or equity of such Party may similarly assign such rights.

         Section 10.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and no other Person will have any right, interest, or claim under this Agreement.

         Section 10.7 Notices. All claims, consents, designations, notices, waivers, and other communications in connection with this Agreement will be in writing. Such claims, consents, designations, notices, waivers, and other communications will be considered received (a) on the day of actual transmittal when transmitted by facsimile with written confirmation of such transmittal, (b) on the next business day following actual transmittal when transmitted by a nationally recognized overnight courier, or (c) on the third business day following actual transmittal when transmitted by certified mail, postage prepaid, return receipt requested; in each case when transmitted to a Party at its address set forth below (or to such other address to which such Party has notified the other, Parties in accordance with this Section to send such claims, consents, designations, notices, waivers, and other communications):

INSpire:                                          Attn: Chief Executive Officer
                                                  300 Burnett Street
                                                  Fort Worth, Texas 76012
                                                  Phone: 817-348-3999
                                                  Fax: 817-348-3787

With copy to:                                     Steve Leshin
                                                  Jenkens  &  Gilchrist,   a
                                                  Professional   Corporation
                                                  1445  Ross  Avenue,  Suite
                                                  3200  Dallas,  Texas 75202
                                                  Phone:  214-855-4500  Fax:
                                                  214-855-4300

Customer:                                         Attn: Chief Executive Officer
                                                  402 West Broadway, Suite 1600
                                                  San Diego, California 92101
                                                  Phone: 619-677-5213
                                                  Fax: 619-677-5298

         Section 10.8 Public Announcements. The Parties will agree on the terms of any press releases or other public announcements related to this Agreement, and will consult with each other before issuing any press releases or other public announcements related to this Agreement; provided, however, that any Party may make a public disclosure if in the opinion of such Party's counsel it is required by law or the rules of any applicable stock exchange or dealer quotation system to make such disclosure. The Parties agree, to the extent practicable, to consult with each other regarding any such public announcement in advance thereof. The Parties may, however, include the other Party on any general customer lists or in presentations that include a list of current customers.

         Section  10.9  Representation  by  Legal  Counsel.   Each  Party  is  a
sophisticated entity that was advised by experienced legal counsel and other advisors in the negotiation and preparation of this Agreement.

         Section 10.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will not invalidate the remaining provisions of this Agreement or affect the validity or enforceability of such provision in any other jurisdiction. In addition, any such prohibited or unenforceable provision will be given effect to the extent possible in the jurisdiction where such provision is prohibited or unenforceable.

         Section 10.11 Successors. This Agreement will be binding upon and will inure to the benefit of each Party and its heirs, legal representatives, permitted assigns, and successors, provided that this Section will not permit the assignment or other transfer of this Agreement, whether by operation of law or otherwise, if such assignment of other transfer is not otherwise permitted under this Agreement.

         Section 10.12 Time of the Essence. Time is of the essence in the performance of this Agreement and all dates and periods specified in this Agreement.

         Section 10.13 Waiver. No provision of this Agreement will be considered waived unless such waiver is in writing and signed by the Party that benefits from the enforcement of such provision. No waiver of any provision in this Agreement, however, will be deemed a waiver of a subsequent breach of such provision or a waiver of a similar provision. In addition, a waiver of any breach or a failure to enforce any term or condition of this Agreement will not in any way affect, limit, or waive a Party's rights under this Agreement at any time to enforce strict compliance thereafter with every term and condition of this Agreement.

         Section 10.14 Force Majeure. The Parties will not be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of Services resulting, directly or indirectly, from acts of God, civil or military authority, labor disputes, shortages of suitable materials, labor or transportation or any similar cause beyond the reasonable control of the Parties.

         Section 10.15 Attorneys' Fees. In the event of any action, arbitration, claim, proceeding or suit between Customer and INSpire seeking enforcement of any of the terms and conditions of this Agreement, the prevailing party in such action, arbitration, claim, proceeding or suit will be awarded its reasonable costs and expenses, including its court costs and reasonable attorneys' fees.

         Section 10.16 Relationship of the Parties. The Parties are independent contractors of one another, and there should be no instance in which they should be construed as partners or joint venturers.

         Section 10.17 Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against either Party because such Party or its legal counsel drafted this Agreement or such provision. No prior draft of this Agreement or any provision contained in this Agreement will be used when interpreting this Agreement or its provisions.

         Section 10.18 Headings. Article and section headings are used in this Agreement only as a matter of convenience and will not have any effect upon the construction or interpretation of this Agreement.

         Section 10.19 Condition of Bankruptcy Court Approval. This Agreement is expressly conditioned upon INSpire obtaining a final order from the Bankruptcy Court in the Bankruptcy Case approving: (a) this Agreement, as well as the Sublease, the Policy Processing and Administration Agreement, the Professional Services Agreement, the Asset Purchase Agreement, the Comprehensive Preferred Escrow Agreement and the Claims Administration Agreement concurrently entered into between the Parties and Arrowhead Claims Management, Inc., a California corporation, and INSpire and INSpire Claims Management, Inc., a Delaware corporation, and debtor and debtor-in- possession, all without amendment or modification, unless such amendment or modification is approved in writing by all of the Parties, within forty-five (45) days after the date this Agreement is entered into; and (b) the termination of certain agreements currently between the Parties and/or Arrowhead Claims Management, Inc., and INSpire and INSpire Claims Management, Inc., entitled Policy Administration Services Agreement, Claims Administration Services Agreement and Claims Management Agreement. The final order of the Bankruptcy Court shall be in a form and substance acceptable to Customer. This Agreement shall be implemented by the Parties on a date mutually agreed to by the Parties, but no later than five days after the Effective Date. If the final order from the Bankruptcy Court is not obtained within the time specified, this Agreement and all of its terms and provisions are and shall be null and void and of no force or effect whatsoever.





                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by a duly authorized officer as of the Signing Date:


                                          ARROWHEAD GENERAL INSURANCE
INSPIRE INSURANCE SOLUTIONS, INC.,        AGENCY, INC..

A Texas corporation, debtor and           Its subsidiaries and affiliates
debtor in possession

By:  ____________________________         By: _______________________________
     Richard Marxen, President & CEO          Kieran A. Sweeney, President & CEO

Schedule 1.1 - Definition of the System

The System shall include current object code and source code versions of the following software components:

o The most recent version of the Windows into Property & Casualty (WPC) System currently being used at the INSpire West facility in San Diego, CA ("INSpire West") to process Customer's personal automobile, commercial general liability and commercial automobile policies and claims. If it is not currently being used at INSpire West, then the most recent version.

o Base Visual Rater (VR) System currently being used at INSpire West. If it is not currently being used at INSpire West, then the most recent version.

o Base Underwriting Expert System (UES) currently being used at INSpire West. If it is not currently being used at INSpire West, then the most recent version.

o Base Policy Set Production (PSP) currently being used at INSpire West. If it is not currently being used at INSpire West, then the most recent version.

o Base Ordering and Receiving System (OARS) currently being used at INSpire West. If it is not currently being used at INSpire West, then the most recent version.

o Base eINSpire System currently being used at INSpire West. If it is not currently being used at INSpire West, then the most recent version.

o Base I/O Imaging System currently being used at INSpire West. If it is not currently being used at INSpire West, then the most recent version.

o Base EmPOWER for WPC System currently being used at INSpire West. If it is not currently being used at INSpire West, then the most recent version.

o Workflow Manager currently being used at INSpire West. If it is not currently being used at INSpire West, then the most recent version.

o Service Manager currently being used at INSpire West. If it is not currently being used at INSpire West, then the most recent version.

o Carrier Agency Reconciliation System ("CARS") for WPC System currently being used at INSpire West. If it is not currently being used at INSpire West, then the most recent version.

o Arrowhead Policy Processing System ("APPS") for WPC System currently being used at INSpire West. If it is not currently being used at INSpire West, then the most recent version.

o MAS 90 for WPC System currently being used at INSpire West. If it is not currently being used at INSpire West, then the most recent version.

o Visual Rater currently being used at INSpire West. If it is not currently being used at INSpire West, then the most recent version.

o Transfluent currently being used at INSpire West. If it is not currently being used at INSpire West, then the most recent version.

o    All programs relating to ISO reporting.

o The "old" policy administration system (referred to as "Legacy System") which includes; Cash Machine, Arrowbind, Homebase, Arrowstat, Electronic Funds Transfer/Credit Card software and Internet Policy Inquiry (IPI).

Schedule 1.2 - Fees and Payment Terms

The first payment is due at the end of the 1st full calendar month following the Effective Date, thereafter each payment will be due by the 10th of the following month.

Number
of Payments                Amount

1st payment                $125,000.00
2nd payment                $125,000.00
3rd payment                $125,000.00
4th payment                $125,000.00
5th payment                $125,000.00
6th payment                $125,000.00
7th payment                $125,000.00
8th payment                $125,000.00
9th payment                $125,000.00
10th payment               $125,000.00
11th payment               $125,000.00
12th payment               $125,000.00
Total of Payments        $1,500,000.00

Schedule 2 - Hardware configuration


Arrowhead Production Schematic to be attached.

Schedule 2.1 - WPC System Corrections and Improvements "Spot Report Items"